MutualFirst Announces Increased Third Quarter 2013 Earnings

MUNCIE, Ind., Oct. 21, 2013 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income to common shareholders for the third quarter ended September 30, 2013 increased to $2.2 million, or $.31 for basic earnings per common share and $.30 for diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2012 of $1.8 million, or $.26 for basic and diluted earnings per common share. Annualized return on assets was .71% and return on average tangible common equity was 8.17% for the third quarter of 2013 compared to .59% and 6.83% respectively, for the same period of last year.

Net income available to common shareholders for the nine months ended September 30, 2013 increased to $5.6 million, or $.80 for basic earnings per common share and $.78 for diluted earnings per common share compared to net income available to common shareholders of $4.2 million, or $.60 for basic earnings per common share and $.59 for diluted earnings per common share for the nine months ended September 30, 2012. Annualized return on assets was .62% and return on average tangible common equity was 7.00% for the nine months ended of 2013 compared to .48% and 5.31% respectively, for the same period of last year.

Other financial highlights for the third quarter ended September 30, 2013 included:

  Gross loan balances increased by $4.7 million in the third quarter of 2013.
  Deposits decreased $4.7 million in the third quarter of 2013.
  Asset quality continues to improve, as non-performing loans to total loans were 1.34% as of September 30, 2013 compared to 1.94% as of June 30, 2013 and non-performing assets to total assets were 1.44% as of September 30, 2013 compared to 1.77% as of June 30, 2013.
  Classified loans decreased approximately 22% in the third quarter of 2013 and 44% since December 31, 2012.
  Foreclosed real estate and other repossessed assets increased $1.0 million as of September 30, 2013 compared to June 30, 2013 and decreased $637,000 compared to December 31, 2012.
  Net charge offs on an annualized basis were .82% in the third quarter 2013, primarily due to a charge off of $1.2 million on a previously identified impaired loan, compared to .34% in the second quarter of 2013.   Without the one large charge off, net charge offs would have been .33%.
  Tangible common equity to total assets is 7.78% and tangible book value per share is $15.36 as of September 30, 2013.
  Net interest margin was 3.17% for the third quarter 2013 compared to 3.10% in the second quarter 2013.
  Non-interest expense decreased on a comparative and linked quarter basis by $933,000 and $702,000, respectively.

"We are pleased with this quarter's earnings and the hard work that continues to improve asset quality," said David W. Heeter, President and CEO.

Balance Sheet

Assets decreased $17.5 million as of September 30, 2013 compared to December 31, 2012, primarily due to the decrease in investment securities of $6.7 million and a decrease in gross loans of $6.6 million. The decrease in the gross loan portfolio was primarily due to a decline in one-to four- family mortgage loans of $12.7 million and a decline in our commercial portfolio of $3.0 million, partially offset by an increase in consumer loans of $9.1 million. In the third quarter of 2013, gross loans increased $4.7 million as consumer loans increased by $7.4 million, partially offset by a decline in one-to four- family mortgage loans of $1.7 million and a decline in commercial loans of $1.1 million. Mortgage loans held for sale decreased by $4.1 million, since December 31, 2012, as refinances have slowed in the last few months. The Bank has been selling most fixed rate loans originated in 2013 to mitigate interest rate risk and mortgage loans sold during the first nine months of 2013 totaled $59.4 million compared to $34.7 million in the first nine months of 2012.

Deposits decreased by $34.3 million in the first nine months of 2013. The decrease in deposits has been primarily in certificates of deposit which decreased $71.2 million while core transactional deposits increased $36.9 million in the first nine months of 2013. Core transactional deposits increased to 56% of the Bank's total deposits as of September 30, 2013 compared to 51% as of December 31, 2012.

Allowance for loan losses was $14.5 million as of September 30, 2013 compared to $16.0 million as of December 31, 2012. Net charge offs in the third quarter were $2.0 million, or .82% of total loans on an annualized basis and for the first nine months of 2013 were $3.8 million, or .52% of total loans on an annualized basis. One loan, for which a specific allowance had been allocated, was charged off $1.2 million in the quarter in preparation of its migration to real estate owned in the fourth quarter of 2013. The allowance for loan losses to non-performing loans as of September 30, 2013 was 109.9% compared to 83.2% as of June 30, 2013 and 67.7% as of December 31, 2012. The allowance for loan losses to total loans as of September 30, 2013 was 1.48% compared to 1.61% as of June 30, 2013 and 1.63% as of December 31, 2012. Heeter commented, "We are pleased with the continued improvement in asset quality and we believe are reserves our adequate for the risk inherent in our balance sheet."

Stockholders' equity was $132.6 million at September 30, 2013, a decrease of $6.9 million from December 31, 2012. The decrease was due primarily to a redemption of $7.2 million of preferred stock held by the United States Treasury as part of the Small Business Lending Fund (SBLF) in the second quarter of 2013 and a decline in other comprehensive income of $4.8 million, primarily due to changes in market rates and a reduction in unrealized gains on the investment portfolio. Other declines resulted from dividend payments of $1.3 million to common shareholders and $904,000 to preferred shareholders. These declines were partially offset by net income of $6.6 million. The Company's tangible book value per share as of September 30, 2013 increased to $15.36 compared to $15.33 as of December 31, 2012 and its tangible common equity ratio increased to 7.78% as of September 30, 2013 compared to 7.62% as of December 31, 2012. MFSF and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of September 30, 2013. Heeter added, "Increased earnings and improving asset quality over the past few quarters have allowed for organic capital growth and will provide us options in redeeming additional portions of SBLF as we did in the second quarter."

Income Statement

Net interest income before the provision for loan losses decreased $75,000 for the quarter ended September 30, 2013 compared to the same period in 2012. The decrease was a result of a $58.6 million decline in average earning assets, mostly offset by an increase of 12 basis points in the net interest margin that increased to 3.17%. The decline in average earning assets was primarily due to a decline of $88.3 million in the investment portfolio, partially offset by a $14.3 million increase in the loan portfolio. On a linked quarter basis, net interest income before the provision for loan losses increased $220,000 as net interest margin increased by 7 basis points and average earnings asset increased by $794,000.

Net interest income before the provision for loan losses decreased $295,000 for the first nine months of 2013 compared to the same period in 2012. The decrease was a result of a $41.2 million decline in average earnings assets, partially offset by the net interest margin increasing from 3.05% in the first nine months of 2012 to 3.11% in the first nine months of 2013.

Heeter commented, "Our continued diligent approach to balance sheet management has increased our net interest margin in a very tough interest rate environment."

The provision for loan losses for the third quarter of 2013 decreased to $750,000 compared to $1.5 million during last year's comparable period. The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable to improving credit quality. Non-performing loans to total loans at September 30, 2013 was 1.34% compared to 2.48% at September 30, 2012. Non-performing assets to total assets was 1.44% at September 30, 2013 compared to 2.08% at September 30, 2012.

The provision for loan losses for the first nine months of 2013 decreased to $2.3 million compared to $4.7 million during last year's comparable period. The decrease was primarily due to a decline in net charge offs and improving asset quality. Non-performing loans to total loans at September 30, 2013 were 1.34% compared to 2.40% at December 31, 2012. This decrease in non-performing loans was primarily in one-to four-family mortgage loans and commercial real estate loans.

Non-interest income for the third quarter of 2013 was $3.3 million, a decrease of $1.1 million compared to the third quarter of 2012. Decreases in non-interest income include declines in service fee income on deposit accounts of $197,000, which is primarily due to declining overdraft income, and in net gain on sale of investments of $642,000. Gain on loan sales declined $457,000 primarily due to increasing rates, which reduced the gains on the loans held for sale at the beginning of the quarter. This decline was partially offset by a recovery of the valuation in mortgage servicing rights of $100,000 due to the increase in market rates and a reduction in prepayments on serviced mortgage loans. Increases in commission income of $182,000 partially offset the declines mentioned above. On a linked quarter basis, non-interest income decreased $185,000, primarily due to a $356,000 reduction in a recovery of a valuation on mortgage servicing rights, partially offset by increases in gain on sale of investments and service fee income on transaction accounts.

Non-interest income for the first nine months of 2013 was $10.4 million, a decrease of $644,000 compared to the first nine months of 2012. The decrease was primarily due to a reduction of $740,000 in gain on sale of investments, a reduction of $667,000 in service fee income, and a reduction of $734,000 on gain on sale of loans. The decreases were partially offset by increases of $556,000 of recovery on valuations on mortgage servicing rights, decreases on losses of sale of repossessed assets of $470,000 and increases of $282,000 on commission income.

Non-interest expense decreased $933,000 when comparing the third quarter of 2013 with the same period in 2012. Occupancy and equipment declined $360,000 in the third quarter primarily due to property tax refunds and reductions after an assessment of all bank-owned properties. Professional fees have reduced $102,000 primarily due to improving asset quality and a reduction in investment management fees. Other declines in expenses were related to repossessed asset expense of $67,000, deposit insurance of $61,000 and core deposit intangible amortization of $43,000. On a linked quarter basis, non-interest expense decreased $702,000 primarily due to decreased occupancy and equipment expense of $268,000 as described above and decreased salaries and employee benefits of $249,000 primarily due to reduced expense on the self-funded health insurance plan.

Non-interest expense decreased $645,000 when comparing the first nine months of 2013 with the same period in 2012. Non-interest expense declines were a result of $215,000 in professional fees, $178,000 in occupancy and equipment expense and $162,000 in repossessed asset expense for the reasons stated earlier. Other declines were in core deposit intangible expense of $137,000 and a $119,000 reduction in marketing expenses. These declines were partially offset by salaries and benefits increasing by $455,000, primarily due to increases in employee benefit costs compared to the same time period in 2012.

The effective tax rate for the third quarter of 2013 was 30.6% compared to 29.6% in the third quarter of 2012. The increase was due to an increase in taxable income and a change in the State of Indiana tax code. The State of Indiana will lower the Financial Institution Tax over the next four years from 8.5% to 6.5%. During this change, the Bank will be required to calculate the deferred tax asset at the lower phased in rate, which will increase our tax expense over this time period.

Heeter concluded, "We continue to be encouraged by our results and the progress being made. Continuing to enhance shareholder value is our main priority while balancing the risks that financial institutions currently operate under."

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-one full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including commercial lending, wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.

	September 30,	June 30,	December 31,
Balance Sheet (Unaudited):	2013	2013	2012
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$31,940	$32,884	$32,778
Investment securities - AFS	274,534	277,104	281,197
Loans held for sale	993	8,312	5,106
Loans, gross	978,958	974,253	985,583
Allowance for loan loss	(14,454)	(15,701)	(16,038)
Net loans	964,504	958,552	969,545
Premise and equipment	31,646	31,657	32,240
FHLB of Indianapolis stock	14,391	14,391	14,391
Investment in limited partnerships	2,220	2,347	2,603
Cash surrender value of life insurance	49,389	49,068	48,410
Prepaid FDIC premium	0	0	1,647
Core deposit and other intangibles	1,803	1,989	2,411
Deferred income tax benefit	17,739	18,020	15,913
Foreclosed real estate/Other repossessed assets	7,063	6,059	7,700
Other assets	8,784	7,878	8,517
Total assets	$1,405,006	$1,408,261	$1,422,458

Liabilities and Stockholders' Equity
Deposits	$1,149,717	$1,154,426	$1,184,009
FHLB advances	96,728	96,749	74,675
Other borrowings	11,069	11,248	11,606
Other liabilities	14,921	14,638	12,675
Stockholders' equity	132,571	131,200	139,493
Total liabilities and stockholders' equity	$1,405,006	$1,408,261	$1,422,458

	Three Months	Three Months	Three Months		Nine Months	Nine Months
	Ended	Ended	Ended		Ended	Ended
	September 30,	June 30,	September 30,		September 30,	September 30,
Income Statement (Unaudited):	2013	2013	2012		2013	2012
	(000)	(000)	(000)		(000)	(000)

Total interest income	$13,041	$12,877	$13,908		$38,820	$41,907
Total interest expense	2,801	2,857	3,593		8,581	11,373

Net interest income	10,240	10,020	10,315		30,239	30,534
Provision for loan losses	750	550	1,475		2,250	4,675
Net interest income after provision
for loan losses	9,490	9,470	8,840		27,989	25,859

Non-interest income
Fees and service charges	1,447	1,364	1,644		4,382	5,049
Net gain (loss) on sale of investments	453	43	1,095		835	1,575
Other than temporary impairment of securities	0	0	0		0	0
Equity in losses of limited partnerships	(84)	(128)	(124)		(338)	(372)
Commissions	1,041	1,174	859		3,196	2,914
Net gain (loss) on loan sales	84	134	541		654	1,388
Net servicing fees	63	435	(16)		471	(126)
Increase in cash surrender value of life insurance	321	304	340		942	1,017
Gain (loss) on sale of other real estate and repossessed assets	(108)	37	30		(53)	(523)
Other income	57	96	12		282	93
Total non-interest income	3,274	3,459	4,381		10,371	11,015

Non-interest expense
Salaries and benefits	5,282	5,531	5,273		16,365	15,910
Occupancy and equipment	993	1,261	1,353		3,655	3,833
Data processing fees	326	371	361		1,081	1,178
Professional fees	318	319	420		973	1,188
Marketing	386	439	488		1,095	1,214
Deposit insurance	251	316	312		891	939
Software subscriptions and maintenance	391	311	384		1,070	1,145
Intangible amortization	186	211	229		608	745
Repossessed assets expense	180	176	247		529	691
Other expenses	887	967	1,066		2,747	2,816
Total non-interest expense	9,200	9,902	10,133		29,014	29,659

Income before taxes	3,564	3,027	3,088		9,346	7,215
Income tax provision (benefit)	1,092	916	915		2,786	1,971
Net income	2,472	2,111	2,173		6,560	5,244
Preferred stock dividends and amortization	271	278	362		911	1,085
Net income available to common shareholders	$2,201	$1,833	$1,811		$5,649	$4,159

Pretax preprovision earnings	$4,043	$3,299	$4,201		$10,685	$10,805

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		9/30/2013			9/30/2012
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$18,741	$4	0.09%	$18,570	$14	0.30%
Mortgage-backed securities:
Available-for-sale	232,444	1,542	2.65	320,739	2,054	2.56
Investment securities:
Available-for-sale	49,066	290	2.36	33,763	201	2.38
Loans receivable	977,773	11,080	4.53	963,523	11,532	4.79
Stock in FHLB of Indianapolis	14,391	125	3.47	14,391	107	2.97
Total interest-earning assets (3)	1,292,415	13,041	4.04	1,350,986	13,908	4.12
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	108,430			118,260
Total assets	$1,400,845			$1,469,246

Interest-Bearing Liabilities:
Demand and NOW accounts	$256,485	156	0.24	$249,739	226	0.36
Savings deposits	118,358	3	0.01	107,326	13	0.05
Money market accounts	106,581	68	0.26	90,326	102	0.45
Certificate accounts	529,824	2,106	1.59	593,841	2,523	1.70
Total deposits	1,011,248	2,333	0.92	1,041,232	2,864	1.10
Borrowings	102,311	468	1.83	141,553	729	2.06
Total interest-bearing accounts	1,113,559	2,801	1.01	1,182,785	3,593	1.22
Non-interest bearing deposit accounts	141,971			132,309
Other liabilities	13,986			16,384
Total liabilities	1,269,516			1,331,478
Stockholders' equity	131,329			137,768
Total liabilities and stockholders' equity	$1,400,845			$1,469,246

Net earning assets	$178,856			$168,201

Net interest income		$10,240			$10,315

Net interest rate spread			3.03%			2.90%

Net yield on average interest-earning assets			3.17%			3.05%

Average interest-earning assets to
average interest-bearing liabilities			116.06%			114.22%

	Three Months	Three Months	Three Months		Nine Months	Nine Months
	Ended	Ended	Ended		Ended	Ended
	September 30,	June 30,	September 30,		September 30,	September 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2013	2013	2012		2013	2012

Share and per share data:
Average common shares outstanding
Basic	7,088,660	7,045,112	6,949,126		7,045,113	6,937,229
Diluted	7,265,107	7,227,360	7,074,896		7,217,318	7,032,032
Per common share:
Basic earnings	$0.31	$0.26	$0.26		$0.80	$0.60
Diluted earnings	$0.30	$0.25	$0.26		$0.78	$0.59
Dividends	$0.06	$0.06	$0.06		$0.18	$0.18

Dividend payout ratio	20.00%	24.00%	23.08%		23.08%	30.51%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.71%	0.60%	0.59%		0.62%	0.48%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	8.17%	6.59%	6.83%		7.00%	5.31%
Interest rate spread information:
Average during the period(1)	3.03%	2.96%	2.90%		2.97%	2.89%

Net interest margin(1)(2)	3.17%	3.10%	3.05%		3.11%	3.05%

Efficiency Ratio	68.08%	73.46%	68.95%		71.45%	71.38%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	116.06%	116.16%	114.22%		115.96%	113.91%

Allowance for loan losses:
Balance beginning of period	$15,701	$15,991	$16,003		$16,038	$16,815
Charge offs:
One- to four- family	274	59	505		716	1,652
Commercial real estate	1,541	194	1,346		1,806	3,363
Consumer loans	104	180	268		764	1,174
Commercial business loans	172	537	137		875	890
Sub-total	2,091	970	2,256		4,161	7,079

Recoveries:
One- to four- family	30	2	195		56	199
Commercial real estate	2	14	14		16	374
Consumer loans	54	107	103		239	343
Commercial business loans	8	7	2		16	209
Sub-total	94	130	314		327	1,125

Net charge offs	1,997	840	1,942		3,834	5,954
Additions charged to operations	750	550	1,475		2,250	4,675
Balance end of period	$14,454	$15,701	$15,536		$14,454	$15,536

Net loan charge-offs to average loans (1)	0.82%	0.34%	0.81%		0.52%	0.84%

	September 30,	June 30,	December 31,	September 30,
	2013	2013	2012	2012

Total shares outstanding	7,102,372	7,099,779	7,055,502	6,993,971
Tangible book value per share	$15.36	$15.14	$15.33	$15.40
Tangible common equity to tangible assets	7.78%	7.65%	7.62%	7.33%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$5,164	$7,520	$10,791	$9,862
Commercial real estate	5,136	7,531	8,439	8,969
Consumer loans	1,198	2,144	2,865	2,869
Commercial business loans	1,270	1,452	1,315	1,412
Total non-accrual loans	12,768	18,647	23,410	23,112
Accruing loans past due 90 days or more	390	236	273	757
Total nonperforming loans	13,158	18,883	23,683	23,869
Real estate owned	6,750	5,603	6,945	6,184
Other repossessed assets	312	456	755	573
Total nonperforming assets	$20,220	$24,942	$31,383	$30,626

Performing restructured loans (4)	$9,588	$8,126	9,664	$7,855

Asset Quality Ratios:
Non-performing assets to total assets	1.44%	1.77%	2.21%	2.08%
Non-performing loans to total loans	1.34%	1.94%	2.40%	2.48%
Allowance for loan losses to non-performing loans	109.85%	83.15%	67.72%	65.09%
Allowance for loan losses to loans receivable	1.48%	1.61%	1.63%	1.61%

(1) Ratios for the three and nine month periods have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(4) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945